Exhibit 99

Farmers & Merchants Bancorp Announces an
 Increase in the Year-End Cash Dividend

The Board of Directors of Farmers & Merchants Bancorp declared a year-end cash dividend of $6.10 per share, an increase over the $6.00 per share paid in January of 2011. The cash dividend will be paid on January 2, 2012, to shareholders of record on December 15, 2011. Total cash dividends declared during the past 12 months were $9.2 million, or $11.75 per share of common stock, an increase of 3.5% over dividends per share declared in 2010. This is the 77th consecutive year that the Company has declared cash dividend payments to common shareholders.

“We are pleased that Farmers & Merchants Bank’s strong third quarter and year-to-date financial performance enabled us to increase the 2011 second half dividend” said Kent A. Steinwert, Chairman, President and Chief Executive Officer.

Farmers & Merchants Bancorp earned net income of $6.3 million for the quarter ending September 30, 2011, a record in the Company’s history.  Earnings per share of common stock outstanding for the third quarter were $8.04, up from $7.95 for the third quarter of the prior year. Return on average assets for the quarter was 1.35% and return on average equity was 13.62%. With non-performing loans representing only 0.40% of total loans at September 30, 2011, the Company’s loan quality improved when compared to year-end 2010 and remains strong compared to the overall banking industry at the present time.  In addition, the Company’s loan loss reserve was 2.79% of loans.

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Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service, locally owned and operated, community bank which proudly serves California’s Great Central Valley through 24 convenient locations from Sacramento to Merced.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.